As filed with the Securities and Exchange Commission on April 4, 2019

Registration No. 333-228773

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO THE
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Level Brands, Inc.
(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation or organization)

47-3414576
(I.R.S. Employer Identification Number)

4521 Sharon Road
Suite 450
Charlotte, NC 28211
Telephone (704) 362-6286
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Mark S. Elliott
Chief Financial Officer and Chief Operating Officer
4521 Sharon Road
Suite 450
Charlotte, NC 28211
Telephone (704) 363-6345
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Brian A. Pearlman, Esq.
Pearlman Law Group LLP
200 S. Andrews Avenue
Suite 901
Fort Lauderdale, FL 33301
Telephone (954) 880-9484

From time to time after effectiveness of this registration statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant o Section7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common stock, par value $0.001 per share	(1)	-	-
Preferred stock, par value $0.001 per share	(1)	-	-
Warrants	(1)	-	-
Units	(1)	-	-
Total	(1)	$(2)	$12,450.00

(1)
This registration statement includes $100,000,000.00 of securities which may be issued by the registrant from time to time in indeterminable amounts and at indeterminable times. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Including also such indeterminate amounts and numbers of securities as may be issued in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange, including pursuant to anti-dilution provisions of any such securities.

(2)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D to Form S-3 under the Securities Act.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. Pursuant to Rule 457(p) Level Brands, Inc. (the "Registrant") is offsetting $10,728.59 of the filing fee previously paid with respect to the registration statement on Form S-3 (File Number 333-226854) filed by the Registrant with the Securities and Exchange Commission on August 15, 2018 against the filing fee of $12,450.00 due under this registration statement. The balance of the filing fee of $1,721.41 is paid with this filing.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

i

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2019

PROSPECTUS

$100,000,000
Level Brands, Inc.

COMMON STOCK
PREFERRED STOCK
WARRANTS
UNITS

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants or units having a maximum aggregate offering price of $100,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is listed on the NYSE American under the symbol “LEVB.” The last reported sale price of our common stock on April 3, 2019 was $4.63 per share.

The aggregate market value of our outstanding common stock held by non-affiliates is $51,390,150 based on 10,170,356 shares of common stock outstanding, of which 7,732,983 shares are held by non-affiliates, and a per share value of $5.23 based on the closing price of our common stock on the NYSE American on February 19, 2019. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” beginning on page 18. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors” on page 5 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2019

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration, or continuous offering, process. Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise indicates, when used herein, the terms “Level Brands,” “we,” “us”, “our” and similar terms refer to Level Brands, Inc., a North Carolina corporation formerly known as Level Beauty Group, Inc., and our subsidiaries cbdMD, LLC, a North Carolina limited liability company which we refer to as “cbdMD”, Beauty and Pinups, LLC, a North Carolina limited liability company which we refer to as “Beauty & Pin-Ups”, I | M 1, LLC, a California limited liability company, which we refer to as “I’M1”, Encore Endeavor 1 LLC, a California limited liability company which we refer to as “EE1,” Level H&W, LLC, a North Carolina limited liability company which we refer to as “Level Health & Wellness”, AcqCo, LLC, a newly organized North Carolina limited liability company and cbdMD LLC, a newly organized North Carolina limited liability company. In addition, “fiscal 2017” refers to the year ended September 30, 2017, "fiscal 2018" refers to the year ended September 30, 2018, "fiscal 2019" refers to the year ending September 30, 2019.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.

Our Internet address is www.levelbrands.com. We make available free of charge, through the investor section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

OUR COMPANY

Level Brands strives to be an innovative licensing, marketing and brand management company with a focus on lifestyle-based products. We champion a bold, unconventional image, and social consciousness for our company and our brands. Working closely with our Chairman Emeritus and Chief Brand Strategist, Kathy Ireland, the Chairman, CEO and Chief Designer of kathy ireland® Worldwide, we seek to secure strategic licenses and joint venture partnerships for our brands, as well as to grow the portfolio of brands through strategic acquisitions.

We operate our business in four business units, including:

Level H&W was established in September 2017 and has an exclusive license to the kathy ireland® Health & Wellness™ brand. Its goal is to create a brand which will include a wide variety of licensed products and services, targeted to both Baby Boomers as well as millennials. This unit began operating in fiscal 2018.

Founded in early 2017 and first conceptualized by kathy ireland® Worldwide, I'M1 is a men’s lifestyle brand established to capitalize on potentially lucrative licensing and co-branding opportunities with products focused on millennials.

Also founded in 2017, EE1 was established to serve as a producer and marketer of experiential entertainment including recordings, film, TV, web and live events, and entertainment experiences. EE1 also provides brand management services including creative development and marketing, brand strategy, and distribution support.

"Beauty belongs to everyone"
Beauty & Pin-Ups, our first business unit is a professional hair care line with a social conscience and launched its products in 2015. We offer quality hair care products, including shampoos, conditioners, styling aides and a patented styling tool, through retailers and online outlets and are expanding into licensing opportunities.

Our newest business unit was established in December 2018 in connection with the mergers with Cure Based Development LLC. In conjunction with the mergers, we acquired the cbdMD brand. cbdMD produces and distributes various high-grade, premium cannabidiol ("CBD") products under the cbdMD brand, including: tinctures, capsules, gummies, bath bombs, vape oils, topical creams and animal treats and oils.

Our business model is designed with the goal of maximizing the value of our brands through entry into license agreements with partners that are responsible for the design, manufacturing and distribution of our licensed products. We promote our brands across multiple channels, including print, television and social media. We believe that this “omnichannel” (or multi-channel) approach, which we expect will allow our customers to interact with each of our brands, in addition to the products themselves, will be critical to our success.

Corporate information

Our company was formed under the laws of the state of North Carolina in March 2015 under the name Level Beauty Group, Inc. In November 2016 we changed the name of our company to Level Brands, Inc.

Our principal executive offices are located at 4521 Sharon Road, Suite 450, Charlotte, NC 28211. Our telephone number at this location is (704) 362-6286. The information which appears on our website at www.levelbrands.com is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

●	our ability to successfully integrate the operations of Cure Based Development following the mergers;
●	our material dependence on our relationships with kathy ireland® Worldwide and certain of its affiliates;
●	the significant dilution to our shareholders of the issuance of the shares of our common stock as the consideration for the mergers;
●	our limited operating history;
●	the limited operating histories of our subsidiaries;
●	our history of losses;
●	the evolving and highly competitive market in which cbdMD operates;
●	laws and regulations impacting cbdMD
●	risks associated with any failure by us to maintain an effective system of internal control over financial reporting;
●	the terms of various agreements with kathy ireland® Worldwide and possible impacts on our management's abilities to make certain decisions regarding the operations of our company;
●	our dependence on consumer spending patterns;
●	our history on reliance on sales from a limited number of customers, including related parties;
●	risks associated with our failure to effectively promote our brands;
●	our ability to identify and successfully acquire additional brands and trademarks;
●	the operating agreements of our I'M1 and EE1 subsidiaries;
●	the accounting treatment of securities we accept as partial compensation for services;
●	our ability to liquidate securities we accept as partial compensation for services and the possible impact of the Investment Company Act of 1940;
●	the possible need to raise additional capital in the future;
●	terms of the contracts with third parties in each of our divisions;
●	possible conflicts of interest with kathy ireland® Worldwide;
●	possible litigation involving our licensed products;
●	our ability to effectively compete and our dependence on market acceptance of our brands;
●	the lack of long-term contracts for the purchase of products from our professional products division;
●	our ability to protect our intellectual property;
●	additional operational risks associated with our professional products division;
●	risks associated with developing a liquid market for our common stock and possible future volatility in its trading price;
●	risks associated with any future failure to satisfy the NYSE American LLC continued listing standards;
●	dilution to our shareholders from the exercise of outstanding options and warrants and the vesting of restricted stock awards;
●	risks associated with our status as an emerging growth company;
●	risks associated with control by our executive officers, directors and affiliates;
●	risks associated with unfavorable research reports;
●	risks associated with our status as a public company; and
●	risks associated with articles of incorporation, bylaws and North Carolina law.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 as filed with the Securities and Exchange Commission on December 12, 2018, including the risk factors described therein, our Quarterly Report on Form 10-Q for the period ended December 31, 2018 as filed with the Securities and Exchange Commission on February 14, 2019, as well as our other filings with the Securities and Exchange Commission. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should not invest in our securities unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

RISKS RELATED TO OUR OVERALL BUSINESS

THERE ARE NO ASSURANCES WE WILL SUCCESSFULLY INTEGRATE THE CURE BASED DEVELOPMENT BUSINESSES INTO OUR BUSINESS, WHICH WOULD ADVERSELY AFFECT THE COMBINED COMPANY’S FUTURE RESULTS.

In December 2018 we closed the mergers with Cure Based Development. The success of this transaction will depend, in large part, on the ability of the combined company to realize anticipated benefits from combining the businesses of the companies. The failure to successfully integrate and to successfully manage the challenges presented by the integration process may result in the failure to achieve some or all the anticipated benefits of the transaction, which may have a material adverse effect on our operations and financial condition. Potential difficulties that may be encountered in the integration process include the following:

●	the potential disruption of, or the loss of momentum in, each company’s ongoing business;

●	using the combined company’s assets efficiently to develop the business of the combined company;

●	potential unknown or currently unquantifiable liabilities associated with the mergers and the operations of the combined company;

●	potential unknown and unforeseen expenses and delays associated with the mergers and the possibility that integration costs may be material;

●	performance shortfalls at one or both companies as a result of the diversion of management’s attention caused by integrating the companies’ operations;

●
necessary changes in the operations and culture of the acquired company post-closing in order to accommodate the changes from a privately-held company with a limited operating history to a subsidiary of a public company;

●	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies;

●	significant increases in our operating expenses; and

●	additional business, financial and operating risks we have yet to identify.

There are no assurances that the mergers will ultimately result in the realization of the anticipated economic benefits and other expected synergies, or that such anticipated economic benefits and other expected synergies will take longer than excepted to be realized. If we are unable to fully realize the perceived benefits from the mergers on a timely basis, we may be required to in the future impair some or all of the goodwill associated with this transaction which would materially adversely impact our results of operations in future periods.

CBDMD LLC HAS A LIMITED OPERATING HISTORY THAT IMPEDES OUR ABILITY TO EVALUATE ITS POTENTIAL FUTURE PERFORMANCE AND STRATEGY.

Our wholly-owned subsidiary, cbdMD, succeeded to the operations of Cure Based Development following the closing of the mergers in December 2018. We formed cbdMD in connection with the mergers and it had no operating history prior to the mergers. Cure Based Development was formed in 2017 and did not begin reporting any meaningful revenues until mid-2018. Its limited operating history makes it difficult for us to evaluate cbdMD’s future business prospects and make decisions based on estimates of its future performance. To address these risks and uncertainties, we must do the following:

●	successfully execute our business strategy to offer the highest quality CBD in the industry;

●	introduce new, differentiated botanical products;

●	respond to competitive business developments;

●	effectively and efficiently market and sell our line of CBD products;

●	improve the distribution of our CBD products; and

●	attract, integrate, retain and motivate qualified personnel.

Our business strategy may not be successful and we may not successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition and results of operations may be materially and adversely affected.

THE MARKET FOR CBD PRODUCTS IS HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS, OUR BUSINESS AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

cbdMD operates in a competitive and rapidly evolving market. While we believe that the industry is fragmented at the present time, there are numerous competitors, including Green Roads, PlusCBD, and Select CBD in the retail of CBD-based products, and in the digital selling space Diamond CBD, CBDistillery, and Lazarus Naturals, some of whom are larger and have a longer operating history and may have greater financial resources than cbdMD does. Moreover, we expect competition in the CBD industry to intensify following the passage of the Farm Bill in December 2018. In the future we may also face competition with larger, better capitalized companies who elect to enter the market given the relatively low barriers to entry. cbdMD believes that it competes effectively with its competitors because of the quality of its products and customer service. However, no assurance can be given that cbdMD will effectively compete with its existing or future competitors. In addition, competition may drive the prices of our products down, which may have a materially adverse effect on our results of operations in future periods.

LAWS AND REGULATIONS AFFECTING OUR INDUSTRY ARE EVOLVING UNDER THE FARM BILL, FDA AND OTHER REGULATORY AUTHORITIES AND CHANGES TO ANY REGULATION MAY MATERIALLY EFFECT OUR CBD OPERATIONS.

In conjunction with the enactment of the Farm Bill, the United States Food and Drug Administration (“FDA”) released a statement about the status of CBD as a nutritional supplement, and the agency’s actions in the short term with regards to CBD will guide the industry. The statement noted that the Farm Bill explicitly preserved the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug, and Cosmetic Act (FD&C Act) and Section 351 of the Public Health Service Act. As a nutritional supplement manufacturer, cbdMD LLC is also striving to meet or exceed the FDAs Good Manufacturing Practice (GMP) guidelines. Any difficulties in compliance with existing government regulation could increase our operating costs and adversely impact our results of operations in future periods.

In addition, as a result of the Farm Bill’s recent passage, we expect that there will be a constant evolution of laws and regulations affecting the CBD industry which could affect cbdMD’s operations. Local, state and federal hemp laws and regulations may be broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

THE ISSUANCES OF THE SHARES OF OUR COMMON STOCK TO THE CURE BASED DEVELOMENT MEMBERS WILL SIGNIFICATLY DILUTE OUR EXISTING SHAREHOLDERS. WE ARE REQUIRED TO MEET THE INITIAL LISTING STANDARDS OF THE NYSE AMERICAN IN CONNECTION WITH SUCH ISSUANCES.

Upon the terms set forth in the merger agreement, on the closing date the members of Cure Based Development received contractual rights to receive 15,250,000 shares of our common stock, representing approximately 60% of our outstanding common stock following such issuance, as the consideration for the mergers. The merger agreement also provides that we may issue up to an additional 15,250,000 shares of our common stock as part of the merger consideration upon the satisfaction of certain aggregate net revenue criteria by cbdMD within 60 months following the closing date. As of the closing date, there were 10,095,396 shares of our common stock issued and outstanding. Our ability to issue these shares must be approved by our shareholders at our upcoming 2019 annual meeting of shareholders in accordance with the rules and regulations of NYSE American. Assuming the approval of such issuances at the shareholder meeting, the issuance of the first 15,250,000 shares, but giving effect to no other change to the number of shares of our common stock issued and outstanding or the possible issuance of additional 15,250,000 shares in future periods, the members of Cure Based Development would own 60.2% of our then outstanding shares of common stock. Therefore, the ownership and voting rights of our existing shareholders will be proportionally reduced.

Kathy Ireland is not an officer or director of our company. We are materially dependent upon our relationships with kathy ireland® Worldwide and certain of its affiliates. If these advisory agreements or license rights should be terminated or expire, we would be deprived of the services and our business could be materially adversely impacted.

While affiliates of kathy ireland® Worldwide are minority owners of both I’M1 and EE1, the terms of the operating agreements for those subsidiaries do not require them to provide any services to us. We have entered into a non-exclusive advisory agreement with kathy ireland® Worldwide, as amended, which expires in February 2025 under which we engaged it to provide various consulting and advisory services to us. Ms. Ireland serves in the non-executive role of Chairman Emeritus and Chief Brand Strategist to us under this agreement. Ms. Ireland is not a member of our management or board of directors, the title Chairman Emeritus is an honorary title and she is not a founder or co-founder of our company. Ms. Ireland provides services to us solely under the terms of the non exclusive advisory agreement. We have also entered into advisory agreements with additional affiliates of kathy ireland® Worldwide, including Messrs. Roseberry, Carrasco, Meharey and Mendoza, pursuant to which they provide various management and advisory services to us, including key operational roles at I’M1 and EE1. These agreements will expire in February 2019 and at that point extend on a month to month basis unless cancelled by either party. None of these services are provided on an exclusive basis, each of these individuals may have a conflict of interest in that they have a long term relationship with Kathy Ireland and have derived substantial income from kathy ireland® Worldwide and there is no minimum number of hours which are required to be devoted to us. In addition we have obtained a royalty free right to license the intellectual property related to kathy ireland® Health & Wellness. Our business model is materially dependent upon our continued relationship with kathy ireland® Worldwide, Ms. Ireland and her affiliates, including Messrs. Roseberry, Carrasco, Meharey and Mendoza. If we should lose access to those relationships or if the reputation of Ms. Ireland and/or kathy ireland® Worldwide were to be damaged, our results would suffer and there are no assurances we would be able to continue to operate our company and develop our brands as presently planned.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

Level Brands was formed in March 2015. Until fiscal 2017, our net sales were solely from our products division. We began reporting revenues from our licensing division and our entertainment division during the second quarter of fiscal 2017. In September 2017, we entered into wholesale license agreements for three new brands, including kathy ireland® Health & Wellness, a newly created brand. There are no assurances we will be successful in generating any significant net sales in future periods based upon these new agreements. Our operations are subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays that are frequently encountered in a newly-formed company. There can be no assurance that at this time that we will successfully implement our business plan, operate profitably or will have adequate working capital to meet our obligations as they become due. Prospective investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

Our subsidiaries I’M1, EE1 and Level H&W are new entities with a limited operating history and we recently entered into a license agreement licensing the rights to certain intellectual property related to kathy ireland ® Health & Wellness, a newly created brand with no previous operating history, which does not afford investors a sufficient history on our company which to base an investment decision.

I’M1, EE1, and Level H&W are entities formed in September 2016, March 2016, and September 2017 respectively. We acquired membership interests in I’M1 and EE1 in January 2017. In September 2017 we entered into an exclusive license agreement to license the trademark and intellectual property rights for kathy ireland® Health & Wellness, a newly created brand with no previous operations. All of these entities are in the early stages of their businesses and we began reporting revenues from I’M1 and EE1 operations in the second quarter of fiscal 2017 and reported revenues from Level H&W in the second quarter of fiscal 2018. Our operations are subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays that are frequently encountered in a newly-formed company. There can be no assurance that at this time that we will operate profitably or will have adequate working capital to meet our obligations as they become due. Prospective investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

We have a history of losses and there are no assurances we will report profitable operations in future periods.

We reported net losses to common shareholders of $584,385, $412,075 and $1,738,734 for the first quarter of fiscal 2019, fiscal 2018 and fiscal 2017, respectively. Until such time, if ever, that we are successful in generating profits which are sufficient to pay our operating expenses it is likely we will continue to report losses in future periods. Further, historically our revenues have been attributable to sales from our products division and we did not begin reporting revenues from either our licensing division or our entertainment division until the second quarter of fiscal 2017. There are no assurances we will generate substantial revenues from the new businesses or that we will ever generate sufficient revenues to report profitable operations or a net profit.

The terms of the various agreements between our company and kathy ireland® Worldwide contain termination provisions which may impact management's ability to make certain decisions regarding the operation of our company.

The master advisory and consulting agreement with kathy ireland® Worldwide on which we are materially dependent provides that the agreement is immediately terminable by kathy ireland® Worldwide if any officers are terminated or resign, including Mr. Roseberry in his role as President and co-Managing Director of I'M1 and EE1, or if additional officers are appointed for each I'M1 and EE1 without the consent of kathy ireland® Worldwide. The wholesale license agreement for kathy ireland® Health & Wellness™ contains the right of kathy ireland® Worldwide to immediately terminate it if any officers are terminated or removed or additional officers are appointed with respect to either I'M1 or EE1, or if we compete with or invest in business that compete with kathy ireland® Worldwide. It is possible, however, that our management's ability to make certain operational decisions which it believes are otherwise in the best interests of our company could be restricted in future periods if these decisions could result in triggering the rights of kathy ireland® Worldwide to terminate any agreement.

Our business depends on consumer spending patterns.

Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Reduced consumer spending on beauty products could have an adverse effect on our operating results in future periods.

Substantially all of our net sales historically have been to a limited number of customers, the loss of any of which would be materially adverse to our company.

Prior to the close of the mergers in December 2018, substantially all of our net sales in fiscal 2018 and 2017 were attributable to sales to a limited number of customers. There are no assurances sales to these customers will continue. While we expect to add additional customers to our distribution network in the future for our products division, and expand our licensing and consulting clients in our other divisions, until such time as we are successful in these efforts, of which there is no assurance, any significant decrease in sales to any of our customers would have a material adverse financial effect on our company.

A significant amount of our net sales were from customers who are identified as related parties, the loss of any of which would be materially adverse to our company.

A significant amount of our net sales in fiscal 2018 and 2017, totaling $1,992,046 and $1,731,238 respectively, were from customers who are identified as related parties. There are no assurances sales to these customers will continue. While we expect to add additional customers in all of our businesses as we expand our licensing and consulting clients, until such time as we are successful in these efforts, of which there is no assurance, any significant decrease in sales to any of our customers would have a material adverse financial effect on our company.

If we fail to promote and maintain our brands in the market, our businesses, operating results, financial condition, and our ability to attract customers will be materially adversely affected.

Our success depends on our ability to create and maintain brand awareness for our product offerings. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Additionally, many of the companies offering similar products have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brands allowing us to compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which we operate may result in an increased number of direct competitors. To promote our brands, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenue to justify these costs.

If we are unable to identify and successfully acquire additional brands and trademarks, our growth may be limited, and, even if additional trademarks are acquired, we may not realize anticipated benefits due to integration or licensing difficulties.

A component of our growth strategy is the acquisition of additional brands and trademarks. We generally compete with traditional apparel and consumer brand companies, other brand management companies and private equity groups for brand acquisitions. However, as more of our competitors continue to pursue our brand management model, competition for specific acquisition targets may become more acute, acquisitions may become more expensive and suitable acquisition candidates could become more difficult to find. In addition, even if we successfully acquire additional trademarks or the rights to use additional trademarks, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands.

Although we seek to temper our acquisition risks by following acquisition guidelines relating to the existing strength of the brand, its diversification benefits to us, its potential licensing scale and credit worthiness of the licensee base, acquisitions, whether they be of additional intellectual property, or “IP,” assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our results of operations.

Acquisition of brands or trademarks transactions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management’s attention from running our existing business; unanticipated costs associated with the target acquisition, appropriately valuing the target acquisition and analyzing its marketability, increased expenses, including legal and administrative expenses; integration costs related to the customer base and business practices of the acquired company with our own; and adverse effects on our reported operating results due to possible write-down of goodwill and/or identifiable intangibles associated with acquisitions.

When we acquire IP assets or the companies that own them, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. Although we generally attempt to seek contractual protections through representations, warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not, or may not be able to, indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. As a result, there is no guarantee that our shareholders will achieve greater returns as a result of any future acquisitions we complete.

Each of our I'M1 and EE1 subsidiaries are governed by operating agreements that require us to distribute amounts to minority members in certain circumstances. These distributions could reduce the amount of operating capital we have in future periods. Under the terms of the operating agreements for each of I’M1 and EE1, Level Brands as the manager of these entities is responsible for the operations, including the payment of the operating costs. These costs are then deducted from the “profits” of the entity and a portion of those amounts, as determined by the particular operating agreement, will then be distributed to the members. We own all of the voting interests in I'M1 and EE1. During fiscal 2017 EE1 made a distribution to its members, no additional distributions have been made or are currently planned. Distributions to the members of I'M1 and EE1 will reduce the amount of working capital available to us and could adversely impact our liquidity in future periods.

The value of the equity securities we may accept as compensation under consulting agreements will be subject to adjustment which could result in losses to us in future periods. By accepting equity securities as partial compensation for our services, we may be adversely impacting our working capital in future periods.

From time to time we have entered into several agreements with third parties under which we accepted shares of its common stock as partial compensation for the services to be provided. For fiscal 2018 and fiscal 2017, the value of these securities represented 60.6% and 43.2%, respectively, of our total net revenues, and for the first quarter of fiscal 2019 was 37.6% of total net revenues. By accepting equity securities as partial compensation for our services in lieu of cash, we incur expenses to deliver the services without the corresponding cash payments from our clients. As such, we utilize a greater portion of our working capital to provide services with the hope that we may benefit from an increase in the market value of the equity securities we have received in future periods. In addition, these securities will be reflected on our balance sheets in future periods as “marketable securities” or “investment other securities”. At the end of each quarter, we will evaluate the carrying value of the marketable securities or investment other securities for a decrease in value. We will evaluate the company underlying these marketable securities or investment other securities to determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be “other- than- temporary”, the cost basis of the individual security will be written down to fair value as a new cost basis and the amount of the write-down is charged to earnings. During fiscal 2018 we recognized an other comprehensive loss of $2,512,539 for loss on these securities, net of taxes.Subsequent to our most recently Form 10Q being filed, we have liquidated certain positions in accordance with our intention to avoid being classified as an Investment Company under the 1940 Act. As a result of this liquidation, we recognized a significant other than temporary impairment expense. As we continue to divest ourselves of such positions in future quarters, such continued losses are probable. It is possible that we may continue to recognize impairments on the carrying value of these securities in future periods. Any future impairments would adversely affect our operating results for the corresponding periods in that we would be required to reduce the carrying value of these investments.

We may be unable to liquidate securities we accept as partial compensation under consulting agreements which could adversely impact our liquidity in future periods.

Our ability to sell any securities we accept as partial compensation under consulting agreements is dependent upon a number of factors, including the existence of a liquid market for the securities and our compliance with the resale provisions of Federal securities laws which require us to hold the shares for at least six months, among other factors. While we expect to generally accept securities from issuers who are publicly traded or who are expecting to become a publicly traded company, there are no assurances a liquid market will exist in such securities at such time as we are able to resell the shares, or that the price we may receive will be commensurate with the value of the services we are providing. In that event, we would not benefit from the expected rise in the market price of the securities we own as a result of our efforts on behalf of the client company. In addition, depending upon the terms of our business relationship with the issuer of the securities, it is possible that from time to time we could be in possession of non-public information regarding the issuer which could prohibit us from disposing of the shares at a time when it is advantageous to us to do so. If we are unable to readily liquidate any securities we accept as compensation, we would be deprived of the cash value of those services and we would be required to write-off the carrying value of the securities which could adversely impact our results of operations in future periods.

We are subject to the risk of possibly becoming an investment company under the Investment Company Act of 1940.

The Investment Company Act of 1940 regulates certain companies that invest in, hold or trade securities. Although we do not believe we are engaged in the business of investing, reinvesting or trading in securities, and we do not currently hold ourselves out to the public as being engaged in those activities, in the past we have accepted securities of our client companies as partial compensation. At December 31, 2018, we do not exceed the exemptive asset and revenue thresholds under Section 3(a)(1)(C) of Investment Company Act of 1940. So that we do not become an inadvertent investment company, we will continue to limit the amount of equity we accept as compensation for services provided so as to stay under the income threshold as indicated in the Investment Company Act of 1940 going forward. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act of 1940 concerns, or we may avoid otherwise economically desirable transactions due to those concerns.

We may require additional capital to finance the acquisition of additional brands and if we are unable to raise such capital on beneficial terms or at all this could restrict our growth.

We may, in the future, require additional capital to help fund all or part of potential acquisitions. If, at the time required, we do not have sufficient cash to finance those additional capital needs, we will need to raise additional funds through equity and/or debt financing. We cannot guarantee that, if and when needed, additional financing will be available to us on acceptable terms or at all. Further, if additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may need to change our business strategy to slow the rate of our expansion plans. In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital or as acquisition consideration, our existing shareholders may experience dilution or the new securities may have rights senior to those of our common stock.

RISKS RELATED TO OUR LICENSING AND ENTERTAINMENT DIVISIONS

The failure of our licensees to adequately produce, market, import and sell products bearing our brand names in their license categories, continue their operations, renew their license agreements or pay their obligations under their license agreements could result in a decline in our results of operations.

Our future revenues from our licensing division will be substantially dependent on royalty payments made to us under our license agreements, in addition to compensation under any consulting agreements we may enter into with the third parties for services by either our licensing division, our entertainment division, or both. The failure of our licensees to satisfy their obligations under these agreements, or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or our decision to amend such, thereby eliminating some or all of that stream of revenue. It is possible that the milestones to be met under the terms of licensing agreements may never be achieved which also could deprive us of additional revenues. There can be no assurances that we will not lose the licensees under our license agreements due to their failure to exercise the option to renew or extend the term of those agreements or the cessation of their business operations (as a result of their financial difficulties or otherwise) without equivalent options for replacement. Any of such failures could reduce the anticipated revenue stream to be generated by the license agreements. In addition, the failure of our licensees to meet their production, manufacturing and distribution requirements, or to be able to continue to import goods (including, without limitation, as a result of labor strikes or unrest), could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above any guaranteed minimums) due to us. Further, the failure of our licensees and/or their third party manufacturers, which we do not control, to adhere to local laws, industry standards and practices generally accepted in the United States in areas of worker safety, worker rights of association, social compliance, and general health and welfare, could result in accidents and practices that cause disruptions or delays in production and/or substantial harm to the reputation of our brands, any of which could have a material adverse effect on our business, financial position, results of operations and cash flows. A weak economy or softness in certain sectors including apparel, consumer products, retail and entertainment could exacerbate this risk. This, in turn, could decrease our potential revenues and cash flows.

From time to time we may compete with kathy ireland Worldwide® in securing advisory or representation agreements with potential clients for EE1 which may create a conflict of interests for the managing directors of EE1.

kathy ireland® Worldwide is an established company which has significant experience in assisting companies in the promotion and management of their brands through licensing and advisory agreements. Affiliates of kathy ireland® Worldwide are responsible for the day to day operations of EE1 and kathy ireland® Worldwide. Part of EE1's business competes with kathy ireland ®Worldwide in identifying and securing clients for its advisory services. For example, both EE1 and kathy ireland ®Worldwide are parties to substantial identical representation agreements with Dada Media, Inc. and David Tutera. These affiliates will be able to determine which entity, either kathy ireland® Worldwide or EE1, is referred to the potential client. kathy ireland® Worldwide has more experience and resources and there are no assurances that conflicts of interest which may arise will be resolved in our favor. As a result, it is possible that we may lose out on potential business opportunities.

We could become a party to litigation involving our licensed products which could result in additional costs to us. Certain licensed products may be more likely to lead to product liability lawsuits than others, which could expose us to additional unknown risks.

Although we are not responsible for the manufacturing, sale or distribution of licensed products, it is possible our company could be named as a defendant in litigation related to licensed products. Certain licensed products may, by virtue of the industry in which they are sold and the governmental regulations to which they are subject, such as vaping products, could be more likely to be the subject of litigation than others. Notwithstanding that our standard form of license agreements requires the licensee to indemnify us against ligation involving the licensed products and to maintain product liability insurance policies, it is possible that a licensee may fail to maintain this coverage during the term of the license agreement. While we would then have a right to terminate the license agreement as a result of this breach of its terms, there are no assurances we would not be required to expend significant funds and management time defending our company in any potential product liability insurance claim. There are no assurances that we would prevail in any such litigation, which could subject us to judgments and costs of settlements which could adversely impact our liquidity and results of operations in future periods.

As a result of the intense competition within our targeted licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to compete successfully.

Many of our targeted trademark licenses are for products in the apparel, fashion accessories, footwear, beauty and fragrance, home products and décor, consumer electronics and entertainment industries in which licensees face intense competition from third party brands and licensees. In general, competitive factors include quality, price, style, name recognition and service. In addition, various fads and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, importation, distribution, marketing and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to compete successfully in the markets for their products, and we may not be able to compete successfully with respect to our licensing arrangements.

Our business is dependent on market acceptance of our brands and the potential future products of our licensees bearing these brands.

Although some of our targeted licensees might have guaranteed minimum net sales and minimum royalties to us, a failure of our brands or of products bearing our brands to achieve or maintain market acceptance could cause a reduction of our licensing revenue and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary intellectual property, or “IP”, assets, making it more difficult for us to renew our current licenses upon their expiration or enter into new or additional licenses for our trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as an expense to our operating results.

The industries in which we target to compete, including the apparel industry, are subject to rapidly evolving trends and competition. In addition, consumer tastes change rapidly. The licensees under our licensing agreements may not be able to anticipate, gauge or respond to such changes in a timely manner. Failure of our licensees to anticipate, identify and capitalize on evolving trends could result in declining sales of our brands and devaluation of our trademarks. Continued and substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands, are required to maintain market acceptance of the licensees’ products and to create market acceptance of new products and categories of products bearing our trademarks; however, these expenditures may not result in either increased market acceptance of, or licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, while we believe that we currently maintain sufficient control over the products our licensees’ produce under our brand names through the provision of trend direction and our right to preview and approve a majority of such products, including their presentation and packaging, we do not actually design or manufacture products bearing our marks, and therefore, have more limited control over such products’ quality and design than would a traditional product manufacturer.

RISKS RELATED TO OUR PRODUCTS DIVISION

Our revenues from our products division have been declining. We recognized asset impairments of $502,000 in fiscal 2018 related to this division.

Net sales from our products division were lower in each period in fiscal 2018 as compared to the same periods in fiscal 2017, with an overall reduction in fiscal 2018 of 126.3% from fiscal 2017. This decline continued into the first quarter of fiscal 2019, with a 10% decline as compared to the first quarter of 2018.  As a result, during the fourth quarter of fiscal 2018 we recognized an impairment of $502,000, including an inventory and prepaid marketing supplies write off of $262,000 and an intangible asset impairment of $240,000. In addition, 78% of our net sales in this division occurred in September 2018 and were made to an entity affiliated with kathy ireland® Worldwide. cbdMD will also be reporting under the products division and it is unknown if there will continue to be impairments, similar to what we have had historically in future periods.

The majority of our net sales to date in our products division are generated on the basis of purchase orders, rather than long term purchase commitments; which could adversely affect our financial position and results of operations.

Our operating history is not long enough to evaluate the likelihood of future cancellations or deferments of customer orders related to product sales in our products division. Manufacturers and distributors are currently contracted on a per order basis. The lack of long-term purchase commitments creates a risk that product demand may be reduced if orders are canceled or deferred or, in the event of unanticipated demand, an inability to timely produce and deliver our products. We do not have long-term agreements with our distributors, manufacturers or suppliers and these parties may disrupt or cancel a purchase order or defer or delay shipments of our products at any time. Furthermore, because of our inability to rely on enforceable purchase contracts, and our limited visibility into future customer demand, actual net sales may be different from our forecasts, which could adversely affect our financial position and results of operations.

We may be unable to protect our intellectual property rights and/or intellectual property rights licensed to us, and may be subject to intellectual property litigation and infringement claims by third parties.

We intend to protect our intellectual property through limited patents and our unpatented trade secrets and know-how through confidentiality or license agreements with third parties, employees and consultants, and by controlling access to and distribution of our proprietary information. However, this method may not afford complete protection, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States and unauthorized parties may copy or otherwise obtain and use our products, processes or technology. Additionally, there can be no assurance that others will not independently develop similar know-how and trade secrets. We are also dependent upon the owners of intellectual property rights licensed to us under various wholesale license agreements to protect and defend those rights against third party claims. If third parties take actions that affect our rights, the value of our intellectual property, similar proprietary rights or reputation or the licensors who have granted us certain rights under wholesale license agreements, or we are unable to protect the intellectual property from infringement or misappropriation, other companies may be able to offer competitive products at lower prices, and we may not be able to effectively compete against these companies. We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, may require us to:

●	defend against infringement claims which are expensive and time consuming;

●	cease making, licensing or using products that incorporate the challenged intellectual property;

●	re-design, re-engineer or re-brand our products or packaging; or

●	enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

In the event of claims by third parties for infringement of intellectual property rights we license from third parties under wholesale license agreements, we could be liable for costs of defending allegations of infringement and there are no assurances the licensors will either adequately defend the licensed intellectual property rights or that they would prevail in the related litigation. In that event, we would incur additional costs and may deprived from generating royalties from these agreements.

A disruption in operations or our supply chain could adversely affect our business and financial results.

We are subject to the risks inherent in manufacturing our products, including industrial accidents, environmental events, strikes and other labor disputes, disruptions in supply chain or information systems, loss or impairment of key manufacturing sites or suppliers, product quality control, safety, increase in commodity prices and energy costs, licensing requirements and other regulatory issues, as well as natural disasters and other external factors over which we have no control. If such an event were to occur, it could have an adverse effect on our business and financial results.

We rely on third-parties to manufacture and to compound some of our products, and we have no control over these manufactures and may not be able to obtain quality products on a timely basis or in sufficient quantity.

Some of our products are manufactured or compounded by unaffiliated third parties. We do not have any long-term contracts with any of these third parties, and we expect to compete with other companies for raw materials, production and import capacity. If we experience significant increased demand, or need to replace an existing manufacturer, there can be no assurance that additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any manufacturer or compounder would allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to expand existing or find new sources, we may encounter delays in production and added costs as a result of the time it takes to engage third parties. Any delays, interruption or increased costs in the manufacturing or compounding of our products could have an adverse effect on our ability to meet retail customer and consumer demand for our products and result in lower revenues and net income both in the short and long-term.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

We are subject to the continued listing standards of the NYSE American and our failure to satisfy these criteria may result in delisting of our common stock.

Our common stock is listed on the NYSE American. In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s common stock sells at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE America, in its opinion, inadvisable. If the NYSE American delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

The issuance of shares upon exercise of our outstanding options and warrants may cause immediate and substantial dilution to our existing shareholders.

We presently have options and warrants that if exercised would result in the issuance of an additional 833,255 shares of our common stock. The issuance of shares upon exercise of warrants and options may result in dilution to the interests of other shareholders.

The price of our common stock may be volatile, and you could lose all or part of your investment.

Stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, limited trading volume of our stock may contribute to its future volatility. Price declines in our common stock could result from general market and economic conditions, some of which are beyond our control, and a variety of other factors, including any of the risk factors described in this prospectus. These broad market and industry factors may harm the market price of our common stock, regardless of our operating performance, and could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the market price of our common stock include the following:

●	price and volume fluctuations in the overall stock market from time to time;

●	changes in operating performance and stock market valuations of other hair care products companies generally;

●	sales of shares of our common stock by us or our shareholders;

●
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

●	rumors and market speculation involving us or other companies in our industry;

●	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

●	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

●	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

●	developments or disputes concerning our intellectual property or other proprietary rights;

●	announced or completed acquisitions of businesses or brands by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidelines, interpretations or principles;

●	any significant change in our management; and

●	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:

●
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●
not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley Act”;

●
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Our executive officers, directors and their affiliates may exert control over us and may exercise influence over matters subject to shareholder approval.

Our executive officers and directors, together with their respective affiliates, beneficially own approximately 7.8% of our outstanding common stock as of March 20, 2019. However, when issued, the aggregate of 15,250,000 shares which are part of the merger consideration, including following the voting rights vesting over five years of 8,750,000 of those shares, may result in a change of control of our company. In addition, the merger agreement also provides that we may issue up to an additional 15,250,000 shares of our common stock as part of the merger consideration upon the satisfaction of certain aggregate net revenue criteria by cbdMD LLC within 60 months following the closing date. A change of control of the company may result over time in the event of, and as a result of, the issuance of those earnout shares. Accordingly, these shareholders, if they act together, may exercise substantial influence over matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discourage a potential acquirer from attempting to obtain control over us, which in turn could have a material adverse effect on the market value of our common stock.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our common stock share price and trading volume could decline.

An active trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to attract or sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts cover us or our business, or if these securities or industry analysts are not widely respected within the general investment community, the trading price for our common stock would be materially and negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who cover us or our business downgrade our common stock or publish inaccurate or unfavorable research about us or our business, the price of our common stock would likely decline. If one or more of these analysts cease coverage of us or our business, or fail to publish reports on us or our business regularly, demand for our common stock could decrease, which might cause the price of our common stock and trading volume to decline.

Public company requirements may strain our resources and divert management’s attention, which could adversely impact our ability to execute our strategy and harm operating results.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as “Dodd-Frank,” the listing requirements of the NYSE American and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” While the members of our board of directors have substantial experience relevant to our business, they have limited experience with operations as a public company upon which you can base your prediction of our future success or failure in complying with public company requirements. Our management may fail to comply with public company requirements, or may fail to do so effectively and efficiently, each would materially and adversely harm our ability to execute our strategy and, consequently, our operating results.

Furthermore, as a result of disclosure in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If these claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of management and adversely affect our business, brand and reputation and results of operations. Our new public company status and these new rules and regulations may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of the board of directors, particularly to serve on the audit committee and compensation committee, and qualified executive officers.

Some provisions of our charter documents and North Carolina law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders and may prevent attempts by our shareholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws, as well as provisions of North Carolina law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our shareholders, or remove our current management. These include provisions that:

●	permit our board of directors to issue up to 50,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

●
provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

●
do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election.

These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, who are responsible for appointing the members of our management. In addition, North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. As permitted by North Carolina law, we have opted out of both these provisions. Accordingly, we are not subject to any anti-takeover effects of the North Carolina Shareholder Protection Act or Control Share Acquisition Act. Any provision of our articles of incorporation, bylaws or North Carolina law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for our shares of common stock.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our articles of incorporation, as amended, authorizes the issuance of 150,000,000 shares of our common stock and 50,000,000 shares of preferred stock. In certain circumstances, the common stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of common stock. In addition, the issuance of certain securities, including pursuant to the terms of our stockholder rights plan, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

In addition, the issuance of preferred stock may be used as an “anti-takeover” device and may adversely affect the holders of the common stock. If our board of directors and stockholders approved the use of “blank check” preferred stock, our board of directors would be authorized to create and issue from time to time, without further stockholder approval, a certain number of shares of preferred stock, in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series. The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, and development costs. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital is 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of blank check preferred stock, par value $0.001 per share. At March 26, 2019, there were 10,170,356 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

Limitations on liabilities for our officers and directors

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Our bylaws provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, agent or employee of Level Brands or at the request of Level Brands serve as a director, officer, agent or employee for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, we may indemnify our directors, officers, agents or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify us and our officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article 6 of our Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action for breach of duty as a director.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Listing

Our common stock is listed on the NYSE American under the symbol “LEVB.”

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Securities and Exchange Commission in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

●	the title of the warrants;

●	the offering price for the warrants, if any;

●	the aggregate number of the warrants;

●	the terms of the security that may be purchased upon exercise of the warrants;

●	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

●	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

●	the dates on which the right to exercise the warrants commence and expire;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	if applicable, a discussion of material United States federal income tax considerations;

●	anti-dilution provisions of the warrants, if any;

●	redemption or call provisions, if any, applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in any applicable prospectus supplement. The summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any purchase of securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, "at-the-market" offerings, negotiated transactions, block trades, or a combination of these methods. We may sell the securities in one or more of the following ways from time to time:

●	to or through underwriters or dealers;

●	directly to one or more purchasers; or

●	through agents.

The prospectus supplement (and any related free writing prospectuses that we may authorize) will describe the terms of such offering, including:

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of the offered securities and the proceeds to Level Brands from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

●	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased (other than securities subject to any over-allotment option).

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE American, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, Level Brands will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by Level Brands to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Level Brands to that agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Other than our common stock, which is listed on the NYSE American, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE American, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Law Group LLP, 200 S. Andrews Avenue, Suite 901, Fort Lauderdale, Florida 33301. Certain matters under North Carolina law have been passed upon for us by the Law Offices of Jason H. Scott.

EXPERTS

Our consolidated balance sheets as of September 30, 2018 and 2017 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the fiscal years ended September 30, 2018 and 2017 incorporated by reference in the registration statement of which this prospectus is a part have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or any other filing where we indicate that such information is being furnished and not “filed” under the Securities Exchange Act of 1934, is not deemed to be filed and not incorporated by reference herein:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2018;

●	our Quarterly Report on Form 10-Q for the period ended December 31, 2018;

●	our Current Reports on Form 8-K/A as filed on February 22, 2019 and March 21, 2019; and

●
the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on November 15, 2017 and any further amendment or report filed hereafter for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.
You may request a copy of these filings, at no cost to you, by telephoning us at (704) 445-5800 or by writing us at the following address:

Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211
Attention: Investor Relations

You may also access the documents incorporated by reference in this prospectus through our website at www.levelbrands.com. The reference to our website is an inactive textual reference only and, except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

TABLE OF CONTENTS

	Page

About this Prospectus	1
Available Information	1	$100,000,000
Our Company	2
Cautionary Statements Regarding Forward-Looking Information	3
Risks Factors	4
Use of Proceeds	15
Description of Capital Stock	15
Description of Warrants	16	COMMON STOCK, PREFERRED STOCK,
Material Federal Income Tax Consequences	17	WARRANTS OR UNITS
Plan of Distribution	17
Legal Matters	18	PROSPECTUS
Experts	18
Information Incorporated by Reference	18	________, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.
Other Expenses of Issuance and Distribution.

The estimated expenses payable by Level Brands, Inc. in connection with the distribution of the securities being registered are as follows:

SEC registration and filing fee	$12,450.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
EDGAR fees and printing costs	500.00
Transfer agent fees	0.00
Blue Sky fees and expenses	0.00
Miscellaneous	50.00
TOTAL	$43,000.00

All fees and expenses other than the SEC registration and filing fee are estimated

Item 15.
Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Our bylaws provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, agent or employee of Level Brands or at the request of Level Brands serve as a director, officer, agent or employee for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, we may indemnify our directors, officers, agents or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify us and our officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article 6 of our Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action for breach of duty as a director.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.
Exhibits.

Exhibit No.	Exhibit
1.1	Underwriting Agreement***
3.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.2	Articles of Amendment to the Articles of Incorporation filed April 22, 2015 (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.3	Articles of Amendment to the Articles of Incorporation filed June 22, 2015 (incorporated by reference to Exhibit 2.3 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.4	Articles of Amendment to the Articles of Incorporation filed November 17, 2016 (incorporated by reference to Exhibit 2.4 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.5	Articles of Amendment to the Articles of Incorporation filed December 5, 2016 (incorporated by reference to Exhibit 2.5 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.6	Bylaws, as amended (incorporated by reference to Exhibit 2.6 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
4.1	Form of common stock certificate (incorporated by reference to Exhibit 3.7 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
4.2	Form of preferred stock certificate***
4.3	Form of warrant***
5.1	Opinion of Pearlman Law Group LLP **
5.2	Opinion of the Law Offices of Jason H. Scott **
23.1	Consent of Cherry Bekaert LLP *
23.2	Consent of Pearlman Law Group LLP (included in Exhibit 5.1) **
23.3	Consent of the Law Offices of Jason H. Scott (included in Exhibit 5.2) **
24.1	Power of Attorney (included on signature page of the registration statement)**

*
filed herewith.
**
previously filed.
***
to be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

Item 17.
Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on April 4, 2019.

Level Brands, Inc.

By:	/s/ Mark S. Elliott
Mark S. Elliott,
Chief Financial Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Martin A. Sumichrast	Chairman of the Board of Directors, Chief Executive Officer and President (principal executive officer)	April 4, 2019
Martin A. Sumichrast

/s/ Mark S. Elliott	Chief Financial Officer and Chief Operating Officer (principal financial and accounting officer)	April 4 , 2019
Mark S. Elliott

/s/ *	Director	April 4 , 2019
Anthony K. Shriver

/s/ *	Director	April 4 , 2019
Seymour G. Siegel

/s/ *	Director	April 4 , 2019
Bakari Sellers

/s/ *	Director	April 4 , 2019
Gregory C. Morris

*  By Mark S. Elliott, Power of Attorney

Exhibit Index

Exhibit No.	Exhibit
1.1	Underwriting Agreement***
3.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.2	Articles of Amendment to the Articles of Incorporation filed April 22, 2015 (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.3	Articles of Amendment to the Articles of Incorporation filed June 22, 2015 (incorporated by reference to Exhibit 2.3 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.4	Articles of Amendment to the Articles of Incorporation filed November 17, 2016 (incorporated by reference to Exhibit 2.4 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.5	Articles of Amendment to the Articles of Incorporation filed December 5, 2016 (incorporated by reference to Exhibit 2.5 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
3.6	Bylaws, as amended (incorporated by reference to Exhibit 2.6 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
4.1	Form of common stock certificate (incorporated by reference to Exhibit 3.7 to the Offering Statement on Form 1-A, SEC File No. 024-10742, as amended)
4.2	Form of preferred stock certificate***
4.3	Form of warrant***
5.1	Opinion of Pearlman Law Group LLP *
5.2	Opinion of the Law Offices of Jason H. Scott **
23.1	Consent of Cherry Bekaert LLP *
23.2	Consent of Pearlman Law Group LLP (included in Exhibit 5.1) **
23.3	Consent of the Law Offices of Jason H. Scott (included in Exhibit 5.2) **
24.1	Power of Attorney (included on signature page of the registration statement) **

*
filed herewith.
**
Previously filed
***
to be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.